Packard Gas Company

2815 E Skelly Drive
Suite 823
Tulsa, OK 74105-6236

Phone: 918-712-7930
Fax: 918-712-7941
Email: larry@packardgas.com

May 8th 2006

All Working Interest Owners
Green Ranch Z-1
Green Ranch Lease, Stephens County, Texas

Packard Gas Company has received an offer to purchase the Z-1 well for a price of $120,000 less the 2006 pro-rata share of the ad-valorem taxes (estimated at $2,000). Using a closing cost of about $1,000, and the unbilled 2005 ad-valorem taxes of $3,281.96 this would give a net sales price of about $113,700.

Our economics show that by keeping the well and producing we might receive $111,000 from the well in 5 years. We used $6.90/ mcf for gas and $65/bbl. for oil. These prices are high in comparison to our past history. Water disposal costs around $675/month to dispose in a neighbor well which makes an operating cost of $1,500/month as low as we could ever expect. Also in the economics we start the sales off at 45mcf/day = 1,368 mcf/month. This also is on the high side in comparing our past production rates. Ryder Scott ran future cash flows SEC case for Capco and gave the Z1 an undiscounted future cash flow value of $94,444 to the 100% working interest.

From this analysis, Packard Gas is going to accept the offer and would like to receive your vote on whether you want to sell or remain a working interest owner. Each owner will receive it's pro-rata share of the selling price less the 2006 and 2005share of ad-valorem taxes. (Packard will add or subtract your cumulative revenue to the date of the sale according to the JIB's).

Please indicate your vote on the attached sheet as soon as possible as this is a 15 day offer.

Yours truly
Packard Gas Company

Larry R. Burroughs

Oil & Gas Production and Exploration

To: Packard Gas Company

Operator-Green Ranch Z-1 Well
2815 E Skelly Dr
Suite 823
Tulsa, OK 74105

☑ I wish to sell my working interest in the Green Ranch Z-1 Well.

☐ I do not wish to sell my working interest in the Green Ranch Z-1 Well.

Signed

Negar Towfigh, CFO & Secretary

Micron Environmental Systems
#1205 – 789 W. Pender Street
Vancouver, BC V6C,

My share of the sale price would be 5% of approximately $113,700.00, which calculates to be approximately $5,685.00.

My share of the JIB's to 12/31/05 is $-666.20. Packard will finish 2006 JIB's and will credit/debit Micron Environmental Systems with a final payment.

Faxed May 15/06